Exhibit 18.1

August 26, 2011

Board of Directors

Regis Corporation

7201 Metro Boulevard

Edina, MN  55439

Dear Directors:

We are providing this letter to you for inclusion as an exhibit to your Form 10-K filing pursuant to Item 601 of Regulation S-K.

We have audited the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended June 30, 2011 and issued our report thereon dated August 26, 2011.  Note 1 to the financial statements describes a change in accounting principle from an annual review of goodwill for impairment at February 28 to an annual review of goodwill for impairment at April 30.  It should be understood that the preferability of one acceptable method of accounting over another for the assessment date of the annual review of goodwill for impairment has not been addressed in any authoritative accounting literature, and in expressing our concurrence below we have relied on management’s determination that this change in accounting principle is preferable.  Based on our reading of management’s stated reasons and justification for this change in accounting principle in the Form 10-K, and our discussions with management as to their judgment about the relevant business planning factors relating to the change, we concur with management that such change represents, in the Company’s circumstances, the adoption of a preferable accounting principle in conformity with Accounting Standards Codification 250, Accounting Changes and Error Corrections.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP